Exhibit 4.1

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 6, 2004, by and among Church & Dwight Co., Inc., a Delaware corporation (the “Company”), successor by merger to Armkel, LLC, a Delaware limited liability company, Armkel Finance, Inc., a Delaware corporation (Armkel, LLC and Armkel Finance, Inc., the “Original Issuers”), the subsidiary guarantors listed on the signature page hereof (the “Subsidiary Guarantors”) and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Original Issuers have heretofore been executed and delivered by the Trustee an Indenture dated as of August 28, 2001 (the “Original Indenture”), providing for the issuance of an aggregate principal amount of $225,000,000 of 9 ½% Senior Subordinated Notes due 2009 (the “Notes”), and the Subsidiary Guarantors have guaranteed the obligations of the Original Issuers under the Notes pursuant to a Supplemental Indenture dated as of September 28, 2001 (the “First Supplemental Indenture”) and a Fourth Supplemental Indenture, dated as of May 28, 2004 (the “Fourth Supplemental Indenture”);

WHEREAS, the Original Indenture was further amended and supplemented by a Second Supplemental Indenture, dated as of May 27, 2004 (the “Second Supplemental Indenture”);

WHEREAS, in connection with Armkel, LLC’s merger with and into the Company, the Company, Armkel Finance, Inc., certain Subsidiary Guarantors and the Trustee executed and delivered a Third Supplemental Indenture, dated as of May 28, 2004 (the “Third Supplemental Indenture,” and together with the Original Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”);

WHEREAS, the Company has commenced a tender offer (the “Tender Offer”) for the Notes and, in connection therewith, a solicitation of consents (the “Solicitation”) from the holders of the Notes (the “Holders”) to certain amendments to the Indenture as set forth in the Offer to Purchase and Consent Solicitation Statement of the Company dated November 22, 2004;

WHEREAS, pursuant to the Solicitation, the Holders of at least a majority in aggregate principal amount of the Notes outstanding (excluding for this purpose any Notes held by the Company or any affiliate of the Company) have consented to the amendments effected by this Supplemental Indenture in accordance with the provisions of the Indenture.

NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

1. DEFINITIONS. Capitalized terms used but not defined in this Supplemental Indenture shall have the specified meanings therefor set forth in the Original Indenture.

2. AMENDMENTS TO INDENTURE.

(a) The amendments set forth in this Supplemental Indenture shall become operative on the date that the Company notifies The Bank of New York, in its capacity as Depositary in connection with the Tender Offer, that the Notes tendered are accepted for purchase and payment pursuant to the Tender

Offer. If the Notes are not accepted for payment by the Company for any reason, the amendments set forth herein will not become operative.

(b) Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.10, 4.11, 4.12 and 5.01 of the Original Indenture shall be deleted in their entirety.

(c) Section 4.02 of the Original Indenture shall be replaced by the following language:

SECTION 4.02. SEC Reports. The Company and Sub Co-Issuer shall comply with the provisions of Section 314(a) of the TIA.

(d) Section 4.09 of the Original Indenture shall be replaced by the following language:

SECTION 4.09. Compliance Certificate. The Company and Sub Co-Issuer shall comply with Section 314(a)(4) of the TIA.

(e) Section 6.01 of the Original Indenture shall be amended by deleting clauses (c), (d) and (g) in their entirety, and by deleting the words “or any Significant Subsidiary” in each instance in which they appear in clauses (e) and (f).

(f) Section 8.02(a) of the Original Indenture shall be amended by deleting clauses (iii), (v), (vi) and (vii) in their entirety.

3. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly amended hereby, the Indenture is an all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. TRUSTEE MAKES NO REPRESENTATION. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not effect the construction thereof.

8. TIA CONTROLS. If any provision of this Supplemental Indenture limits, qualifies or conflicts with a provision of the Indenture required to be included by the TIA, the required provision of the TIA shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY:

CHURCH & DWIGHT CO., INC.

By:	/s/ ZVI EIREF
	Name:	Zvi Eiref
	Title:	Vice President

CO-ISSUER:

ARMKEL FINANCE, INC.

By:	/s/ ZVI EIREF
	Name:	Zvi Eiref
	Title:	Vice President

SUBSIDIARY GUARANTORS:
CHURCH & DWIGHT TECHNOLOGIES, INC.	ARMKEL CONDOMS, LLC
DEWITT INTERNATIONAL CORPORATION	ARMKEL DEPILATORIES, LLC
C&D CHEMICAL PRODUCTS, INC.	ARMKEL DIAGNOSTICS, LLC
ARMUS, LLC	ARMKEL DROPS, LLC
C&D DETERGENTS, INC.	ARMKEL DENTURES, LLC
BIG CLOUD POWDER CORPORATION	ARMKEL CRANBURY, LLC
CHICAGO MANAGEMENT POWDER CORPORATION	ARMKEL PRODUCTS, LLC
CHICAGO CONTRACT POWDER CORPORATION
CHURCH & DWIGHT COMPANY

By:	/s/ ZVI EIREF
Name:	Zvi Eiref
Title:	Vice President

THE BANK OF NEW YORK, as Trustee

By:	/s/ PATRICIA GALLAGHER
	Name:	Patricia Gallagher
	Title:	Vice President